Exhibit 2.1


                              ESCROW AGREEMENT AND
                              --------------------
                                IRREVOCABLE PROXY
                                -----------------


THIS ESCROW AGREEMENT AND IRREVOCABLE PROXY ("Agreement") is made effective on June 24, 2002 ("Effective Date")

BY AND BETWEEN

ESYNCH CORPORATION a Deleware corporation whose principal place of business is at 3511 W. Sunflower, Santa Ana, CA 92704 ("Esynch")), and

THE SHAREHOLDERS OF NACIO SYSTEMS, INC. LISTED ON EXHIBIT A ATTACHED, individuals, limited partnerships and trusts whose addresses are listed on Exhibit A ("Shareholders"), and

XYZ, a [describe entity] acting as escrow agent ("Escrow Agent").

(Esynch and the Shareholders are sometimes referred to in this Agreement individually as a "Party" and collectively as the "Parties".)

WHEREAS:

A. Esynch is a business incubator that invests in, develops and manages emerging growth companies, pursuing acquisition opportunities in the software development and media content delivery solutions industry.

B. NACIO SYSTEMS INC. ("Nacio") provides high-reliability hosting, connectivity and outsourcing solutions, with superior support services, for businesses that rely on the Internet for daily operation. On March 12, 2002 Nacio filed a voluntary Chapter 11 bankruptcy petition in the United State Bankruptcy Court, Northern District of California, Santa Rosa Division (the "Court"), Chapter 11 Case No. 02-10596.

C. Esynch desires to acquire a one hundred percent ownership interest in Nacio in exchange for 30,000,000 newly issued shares of Esynch common stock, and the Shareholders desire to exchange their shares of Nacio stock for shares of Esynch common stock (the "Stock Exchange"), subject to all of the terms and conditions set forth in this Agreement. The Stock Exchange will be done as part of a plan of reorganization of Nacio ("Plan of Reorganization") to be approved by the Court.

D. To facilitate and insure the successful implementation of the Plan of Reorganization, Esynch and the Shareholders desire to enter into this Agreement.


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E.     XYZ has agreed to act as the Escrow Agent in accordance with the provisions set out in this Agreement.

NOW, THEREFORE, THE PARTIES AND ESCROW AGENT AGREE AS FOLLOWS:

1.     ESTABLISHMENT OF ESCROW

1.1 The escrow established by this Agreement shall be an arrangement for the holding and delivery of share certificates representing shares of Nacio common stock, Series A Preferred Stock and Series B Preferred Stock ("Nacio Certificates"), and other documents related thereto, pursuant to the terms of this Agreement.

1.2 Esynch and the Shareholders hereby designate and appoint XYZ as the Escrow Agent to serve in accordance with the provisions of this Agreement, and XYZ hereby accepts such appointment and agrees to act as Escrow Agent in accordance with the provisions of this Agreement.

1.3 The Escrow Agent shall hold the Nacio Certificates until the conditions for delivery of the Nacio Certificates set forth in Section 4 below have been met, at which time the Escrow Agent shall deliver the Nacio Certificates in accordance with the instructions in that Section. The Nacio Certificates shall be held in a fireproof safe or similarly secure storage location until the Escrow Agent delivers the Nacio Certificates in accordance with this Agreement


2.     DEPOSITS INTO ESCROW BY SHAREHOLDERS

Concurrent with the execution of this Agreement the Shareholders shall deliver to the Escrow Agent Nacio Certificates representing all of the Nacio shares listed on Exhibit B, together with duly executed blank stock assignments for all such shares.

3.     DELIVERABLES AT OR BEFORE EXECUTION

3.1 Before or concurrent with the execution of this Agreement, Esynch shall deliver to the Shareholders the opinion of Owen Nacarato substantially in the form of Exhibit C attached.

3.2 Before or concurrent with the execution of this Agreement, the Shareholders shall deliver to Esynch the opinion of [NAME OF COUNSEL] substantially in the form of Exhibit D attached [WILL ADDRESS DUE AND VALID ISSUANCE OF NACIO SHARES TO BE DELIVERED TO ESYNCH PURSUANT TO THIS AGREEMENT].

4.     INSTRUCTIONS TO ESCROW AGENT

4.1 When the Escrow Agent has received the Order of Confirmation of the Plan of Reorganization issued by the Court that includes an explicit order that the shares represented by the Nacio Certificates are to be exchanged for 30,000,000 shares of Esynch common stock ("Confirmation Order"), the Escrow Agent shall immediately upon the appearance of Murray Goldenberg at the offices of the Escrow Agent, release to Murray Goldenberg as representative of Esynch the Nacio Certificates together with duly executed blank stock assignments for all such shares.

4.2 If the Escrow Agent has not received the Confirmation Order by 5:00 p.m. on [INSERT DROP DEAD DATE], the Escrow Agent shall immediately upon the appearance of any Shareholder at the offices of the Escrow Agent release to that Shareholder the Nacio Certificate(s) issued to that Shareholder, together with duly executed blank stock assignment(s) for all shares represented by such certificates;

5.     ISSUANCE OF ESYNCH SHARES

Immediately following delivery of the Nacio Certificates to Esynch pursuant to
Section 4.1 above, Esynch shall issue and deliver to each Shareholder the number of shares of Esynch common stock listed on Exhibit B attached ("Esynch Exchange Shares").

6.     REPRESENTATIONS AND WARRANTIES

6.1    REPRESENTATIONS AND WARRANTIES OF ESYNCH

     a. The execution and delivery of this Agreement, and the performance and compliance with all the terms and conditions hereof to be performed and complied with, and the consummation of the transaction contemplated hereby, by Esynch has been duly authorized by all requisite corporate action on the part of Esynch. This agreement has been duly and validly executed and delivered by Esynch and constitutes a legal, valid and binding obligation of Esynch, enforceable against esynch in accordance with its terms.

     b. Esynch is a corporation duly organized, validly existing and in good standing under the laws of the State of Deleware, and has full corporate power and authority to conduct its business as and to the extent now conducted. Esynch is duly qualified, licensed or admitted to do business and is in good standing in the State of California, which is the only jurisdiction in which the conduct or nature of its business, makes such qualification, licensing or admission necessary.

     c. The authorized capital stock of Esynch consists solely of 250,000,000 shares of common stock, of which 67,291,316 shares of common stock have been issued (the "issued shares"). The issued shares are duly authorized, validly issued, outstanding, fully paid and nonassessable. Schedule 4.1.c. sets forth a true and accurate list of each shareholder of Esynch who is an insider (as that term is define in [insert code section]) or owns 5% or more of the issued shares. The Esynch Exchange Shares when issued will be duly authorized, validly issued, outstanding, fully paid and nonassessable.

     d. The execution and delivery by Esynch of this Agreement, the performance by Esynch of its obligations under this Agreement and the consummation of the transaction contemplated hereby will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of Esynch; (ii) conflict with or result in a violation or breach of any term or provision of any law or order applicable to Esynch; or (iii) conflict with or result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, require Esynch to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or result in the creation or imposition of any material lien upon Esynch under, any contract or license to which is a party or by which any of its assets bound.

     e. Except as disclosed in Section 6.1.e. of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Esynch is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transaction contemplated hereby.

     f. Except as disclosed in Section 6.1.f. of the Disclosure Schedule, Esynch is not, nor has it at any time within the last five (5) years been, nor has it received any written notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any law or order applicable to Esynch or any of its assets.

6.2    REPRESENTATIONS AND WARRANTIES OF CONDIOTTI DLC TRUST

     a. The Condiotti DLC Trust ("Condiotti Trust") is duly created and validly in existence under the laws of the State of California. The Condiotti Trust has full power and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transaction contemplated hereby, including, without limitation, to own, hold, and exchange (pursuant to this Agreement) the Nacio shares owned by the Condiotti Trust;

     b. The execution and delivery of this Agreement, and the performance and compliance with all the terms and conditions hereof to be performed and complied with, and the consummation of the transaction contemplated hereby, by the Condiotti Trust is duly authorized by the trust instrument governing the Condiotti Trust;

     c. The execution and delivery by the Condiotti Trust of this Agreement, the performance by the Condiotti Trust of its obligations under this Agreement and the consummation of the transaction contemplated hereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the trust instrument governing the Condiotti Trust.

6.3     REPRESENTATIONS AND WARRANTIES OF JAKE WALKER

     a. The Jake Walker Trust ("Walker Trust") is duly created and validly in existence under the laws of the State of California. The Walker Trust has full power and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transaction contemplated hereby, including, without limitation, to own, hold, and exchange (pursuant to this Agreement) the Nacio shares owned by the Walker Trust;

     b. The execution and delivery of this Agreement, and the performance and compliance with all the terms and conditions hereof to be performed and complied with, and the consummation of the transaction contemplated hereby, by the Walker Trust is duly authorized by the trust instrument governing the Walker Trust;

     c. The execution and delivery by the Walker Trust of this Agreement, the performance by the Walker Trust of its obligations under this Agreement and the consummation of the transaction contemplated hereby will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the trust instrument governing the Walker Trust.

6.4     REPRESENTATIONS AND WARRANTIES OF IGNITE

     a. Ignite Ventures II, L.P. ("Ignite Ventures") and Ignite Entrepreneurs, L.P. ("Ignite Entrepreneurs") are duly formed limited partnerships, validly in existence and in good standing under the laws of the State of California. Ignite Ventures and Ignite Entrepreneurs each has full power and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transaction contemplated hereby, including, without limitation, to own, hold, and exchange (pursuant to this Agreement) the Nacio shares owned by Ignite Ventures and Ignite Entrepreneurs.

     b. The execution and delivery of this Agreement, and the performance and compliance with all the terms and conditions hereof to be performed and complied with, and the consummation of the transaction contemplated hereby, by Ignite Ventures and Ignite Entrepreneurs has been duly authorized by all requisite partnership action on the part of Ignite Ventures and Ignite Entrepreneurs.

6.5     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     a. Each Shareholder, other than the Walker Trust, Condiotti Trust, Ignite Ventures and Ignite Entrepreneurs, is a citizen of the United States of America, resident in the state specified in the address for the Shareholder on Exhibit A. Each such Shareholder has full power and capacity to execute and deliver this Agreement and to perform his or her obligations hereunder and to consummate the transaction contemplated hereby, including, without limitation, to own, hold, and exchange (pursuant to this Agreement) the Nacio shares owned by each such Shareholder.

     b. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms.

     c. The total number of shares that Nacio is authorized to issue is 65,000,000 shares, of which Nacio is authorized to issue 50,000,000 shares of common stock and 15,000,000 shares of preferred stock. The shares represented by the Nacio Certificates are all of the issued and outstanding shares of Nacio, consisting of 17,070,700 shares of common stock, 8,002,640 shares of Series A preferred stock and 2,612, 298 shares of Series B preferred stock (the "Issued Shares"). The issued shares are duly authorized, validly issued, outstanding, fully paid and nonassessable. At the time of delivery to the escrow agent by the shareholders hereunder, the shares represented by the Nacio certificates are free and clear of all liens or encumbrances. No additional shares of Nacio will be issued during the term of this agreement.

     d. The execution and delivery by the Shareholders of this Agreement, the performance by the Shareholders of their obligations under this Agreement and the consummation of the transaction contemplated hereby will not conflict with or result in a violation or breach of any term or provision of any law or order applicable to any Shareholder.

     e. Except as disclosed in Section 6.5.e. of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of the Shareholders is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transaction contemplated hereby.

7.     CONCERNING XYZ

7.1 XYZ shall not be deemed to be a trustee and shall have no obligations save for those set out in this Agreement.

7.2 Each of the Parties shall indemnify and hold harmless XYZ against all actions, proceedings, claims, demands, liabilities, costs and expenses (collectively "Liabilities") which XYZ may suffer or reasonably incur in connection with performance of its obligations under or in connection with this Agreement, except liabilities arising out of the negligence, fraud or willful default of XYZ or any of its officers or employees.

7.3 XYZ shall not be liable for any loss or damage occurring as a result of any act or omission made by it in good faith or by reason of any other matter or thing, except Liabilities arising out of the negligence, fraud or willful default of XYZ or any of its officers or employees.

7.4 XYZ shall not be responsible for the genuineness of any signature or document presented to it pursuant to this Agreement and may rely conclusively upon and shall be protected in acting upon any notice, request, consent, statement, or instruction believed by it in good faith to be genuine or to be signed or presented by the proper Person hereunder or duly authorized by such Person or properly made.

7.5 Should XYZ through negligence, fraud or willful misconduct, misdeliver any documents delivered to it hereunder, XYZ shall be wholly responsible to the Parties for any such misdelivery.

7.6 As payment for the services to be rendered by XYZ hereunder, XYZ shall be paid the sum of [insert number of dollars] Dollars ($_________) concurrent with the execution of this Agreement.

8.     IRREVOCABLE PROXY

8.1 The undersigned Shareholders, holders of the number of shares of common and preferred stock of Nacio indicated opposite their signatures, hereby irrevocably appoint and constitute Murray Goldenberg ("Proxy Holder") as their proxy to attend meetings, vote, give consents, and in all other ways to act in their place and stead as to all shares subject to this Irrevocable Proxy as long as it is in effect. Death or incapacity of the Shareholders, or any of them, shall not cause a revocation of this Irrevocable Proxy. Proxy Holder shall have full power of substitution and revocation and any proxies heretofore given are hereby revoked.


8.2 In compliance with California Corporations Code section 705(e), this Irrevocable Proxy is made irrevocable and executed in consideration of Esynch's agreement to purchase all of the Nacio shares to which this proxy relates.

8.3 Proxy Holder shall have complete discretion to vote the shares under this Irrevocable Proxy as to any matter requiring a vote of shareholders.

8.4 This Proxy shall terminate immediately upon the occurrence of the earlier of the following: (a) the delivery of the Esynch shares to the Shareholders pursuant to Section 5 above, or (b) the return of the Nacio Certificates to the Shareholders pursuant to Section 4.2 above.

8.5 In the event of a dispute or controversy arising out of or relating to this Irrevocable Proxy, or performance hereof, Proxy Holder shall be entitled to vote the shares pursuant to this Irrevocable Proxy during the pendency of such dispute. Shareholders acknowledge that the only basis to contest in any way this Irrevocable Proxy, or the voting of shares under it, is for gross abuse by Proxy Holder of the voting rights herein transferred.

9.     MISCELLANEOUS

9.1 This Agreement, and any amendment thereto, may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

9.2 Each Party, upon the request of the other, shall do or cause to be done all such further acts as may be reasonably necessary to effect complete consummation of the transaction contemplated in this Agreement.

9.3 The Parties shall pay their own costs incurred in connection with the negotiation and preparation of this Agreement.

9.4 This Agreement shall be governed by and construed in all respects in accordance with the applicable laws of the State of California as those laws are applied by California courts to agreements among California residents entered into and to be performed entirely within California.

9.5 All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (1) upon delivery if delivered by hand; (2) two days after pick up by such courier if sent for overnight delivery by a nationally or internationally recognized overnight courier service that regularly maintains records of items picked up and delivered; or (3) when receipt is acknowledged if sent by e-mail or telecopier with receipt acknowledged by e-mail or telecopier by the receiving Party; if directed as follows:

If to Esynch:                   Esynch Corporation.
                                3511 W. Sunflower, Suite 250
                                Santa Ana, CA 92704
                    Attention:  Murray Goldenberg, and
                                Thomas C. Hemingway
                    Facsimile:  (310) 410-0274, and
                                (714) 540-0536


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If to Shareholders:         To the names and addresses set forth on Exhibit A

Any party may change its address for purposes of this Section 9.5 by giving the other party written notice of the new address in the manner set forth above.

9.6 This Agreement and the other Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

9.7 Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

9.8 This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

9.9 The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

IN WITNESS whereof this Agreement has been executed by or on behalf of the Parties and XYZ effective the day and year first above written.

ESYNCH CORPORATION.               XYZ,  as  the  Escrow  Agent


       /s/  Tom  Hemmingway
By___________________________     By___________________________
       [Name]      [Name]
       [Title]      [Title]

COMMON SHAREHOLDERS:               NUMBER OF SHARES OF
                                   NACIO COMMON STOCK:

/s/ Bill LaValley
--------------------------------
Bill LaValley                           6,139,510


/s/ Eric Andresen
--------------------------------
Eric Andresen                           6,139,510


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/s/ David Ranghiasci
--------------------------------
David Ranghiasci                        2,249,000


/s/ Jake Walker
--------------------------------
Jake Walker                               677,090


/s/ Jake Walker Trust
--------------------------------
Jake Walker Trust                         491,160


--------------------------------
Mary Wright                               401,780


--------------------------------
Susie Brown                               387,590


/s/ Barbara LaValley
--------------------------------
Barbara  LaValley                         212,660


--------------------------------
Paul O'Hara                               143,560


--------------------------------
Condiotti Enterprises, Inc.                61,630


--------------------------------
Christine Tsingos                          58,000

--------------------------------
Todd Hallstrom                             36,340


--------------------------------
Norma Noyer                                35,890


/s/ David Santi
--------------------------------
David Santi                                27,740


--------------------------------
Elizabeth Klotz                             9,240


Series A Preffered Shareholder         Number of Shares of Nacio
                                       Series A Preferred Stock:


/s/ Frank Ehret
--------------------------------
Frank Ehret                             8,002,640


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                                       Number of Shares of Nacio
Series B Preferred Shareholders        Series B Preferred Stock:

IGNITE  VENTURES  II,  L.P.

By:  Ignite Venture Partners II, L.L.C.


By------------------------------
     Nobuo Mii, Managing Director              [insert number]


IGNITE ENTREPRENEURS, L.P.
By: Ignite Venture Partners II, L.L.C.


By:
--------------------------------
      Nobuo Mii, Managing Director             [insert number]

                           EXHIBIT A
                NACIO SYSTEMS, INC. SHAREHOLDERS


Bill LaValley                           Eric Andresen
15 Archibald Lane                       586 Loganberry Drive
Novato, CA 94945                        San Rafael, CA 94903

David Ranghiasci                        James L. Walker IV
446 Calle Arboleda                      c/o DeMartini & Walker
Novato, CA 94945                        175 North Redwood Dr., Suite 250
                                        San Rafael, CA 94903

Jake Walker Trust                       Mary Wright
c/o DeMartini & Walker                  65 4thAvenue, Apt. 3B
175 North Redwood Dr., Suite 250        New York, NY 10003
San Rafael, CA 94903

Susie Brown                             Barbara LaValley
14 Santa Maria Dr.                      15 Archibald Lane
Novato, CA 94945                        Novato, CA 94945


Paul O'Hara                             Condiotti DLC Trust
968 Colson Way                          2880 Cleveland Avenue
Galt, CA 95632                          Santa Rosa, CA 95403

Christine Tsingos                       Todd Hallstrom
2 Angel Court                           2001 S. Laurelhurst Dr.
Novato, CA 94945                        Salt Lake City, UT 84108

Norma Noyer                             David Santi
8023 Stutz Ct.                          c/o DeMartini & Walker
Sacramento, CA 95828                    175 North Redwood Dr., Suite 250
                                        San Rafael, CA 94903

Elizabeth Klotz
8 White Birch Rd. South
Pound Ridge, NY 10576


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                                  EXHIBIT B
                        NACIO SYSTEMS, INC. SHARES OWNED
                   AND ESYNCH CORPORATION SHARES TO BE ISSUED


                                         NUMBER OF NACIO     NUMBER OF ESYNCH
COMMON SHAREHOLDERS                      SHARES OWNED       SHARES TO BE ISSUED

Eric Andresen                               6,139,510               3,596,519
Bill LaValley                               6,139,510               3,596,519
David Raghiasci                             2,249,000               1,317,462
Jake Walker                                   646,280                 378,590
Jake Walker Trust                             491,160                 287,721
Mary Wright                                   401,780                 235,362
Susie Brown                                   387,590                 227,050
Barbara LaValley                              212,660                 124,576
Paul O'Hara                                   143,560                  84,097
Candiotti                                      61,630                  36,103
Christine Tsingos                              58,000                  33,976
Todd Hallstrom                                 36,340                  21,288
Norma Noyer                                    35,890                  21,024
Jake Walker                                    30,810                  18,048
David Santi                                    27,740                  16,250
Elizabeth Klotz                                 9,240                   5,413

Total Common Shares                        17,070,700              10,000,000

SERIES A PREFERRED SHAREHOLDER

Ehret                                       8,002,640              15,078,072

SERIES B PREFERRED SHAREHOLDERS

Ignite Ventures & Ignite Entrepreneurs      2,612,298               4,921,928
                                                                   20,000,000
TOTAL                                      27,685,638              30,000,000


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